NEWS RELEASE

CONTANGO ORE, INC.

Contango Announces Record High $25 Million in Income from Operations and Cash Position of $107 Million for the Quarter Ended September 30, 2025

FAIRBANKS, AK -- (November 13, 2025) -- Contango ORE, Inc. (“Contango” or the “Company”) (NYSE American: CTGO) announced today that it filed with the Securities and Exchange Commission its Form 10-Q for the quarter ended September 30, 2025 (“Q3-2025”).

Rick Van Nieuwenhuyse, President and CEO of the Company, stated, “Production during the third quarter of 2025 continued to exceed quarterly guidance with record high income of $25 million from operations and adjusted net income1 of $24.9 million. The Company ended the quarter with $107 million in cash. During the quarter, 16,669 ounces of gold were sold with cash costs per ounce sold of $1,402 and all-in-sustaining costs of $1,597 per ounce sold - below the 2025 target of $1,625 per ounce. The fourth campaign of 2025 is scheduled to commence on November 19, 2025. We expect the last campaign of the year to be lower than the previous three due to the short run time of the last batch of the year and the onset of winter operating conditions. We are guiding to between 6,000 and 8,000 gold ounces for Contango’s 30% share of Q4 production. However, to this we will add the test batch of Manh Choh ore blended with Fort Knox ore, which included 44,447 tons of “low grade oxide” Manh Choh ore grading 0.104 oz/ton blended with typical Fort Knox ore. Recovery in the CIP circuit averaged 94% resulting in 4,366 total gold ounces produced, yielding approximately 1,300 additional gold ounces for Contango’s 30% production and will be added to the regular Q4 Campaign in the next quarterly reporting period. Lastly, we are also excited to announce that we have mobilized a drill rig to the Lucky Shot mine site with the first phase of a 15,000-meter underground in-fill drilling program getting underway soon. We expect assay results to start being reported in the first quarter of 2026. This work, along with detailed engineering, hydrology and geotechnical work will form the basis for a feasibility level mine and transportation plan for Lucky Shot, which we are targeting to produce 30,000 to 40,000 ounces of gold per year using our Direct Shipping Ore (DSO) approach. We expect to complete the feasibility study in 12 to 18 months and make a production decision in 2027.”

Statement of Operations for Q3-2025 compared to Q3-2024:

1 See non-GAAP measure disclosed in press release below.

The Company reported total income from operations of $25.0 million (“M”) in Q3-2025 compared to $22.7 M for the quarter ended September 30, 2024 (“Q3-2024”). In Q3-2025, the Company reported adjusted net income of $24.9 M compared to $19.1 M for Q3-2024. The Company reported net loss of $5.4 M or $0.44 loss per fully diluted. This compares to a net loss of $9.7 M for Q3-2024 or $0.81 loss per fully diluted share. The net loss for Q3-2025 and Q3-2024 includes a non-cash unrealized loss on derivative contracts in the amounts of $14.4M and $22.9 M, respectively. In Q3-2025, Contango sold 16,669 ounces of gold with cash costs on a by-product basis, per ounce sold (“Cash Costs”) of $1,402 and all-in-sustaining costs per ounce sold (“AISC”) of $1,597.

Statement of Cash Flows for the Nine Months Ended September 30, 2025 compared to September 30, 2024:

Net cash provided from operating activities was $60.2 M for the nine months ended September 30, 2025 (“YTD-2025”), a significant improvement compared to $10.6 M for the nine months ended September 30, 2024 (“YTD-2024”). The increase in net cash provided by operating activities was primarily driven by gold production at the Manh Choh mine and the receipt of $87.0 M in cash distributions from the Peak Gold JV. Cash used in investing activities was $361,992 for YTD-2025 compared to $31.9 M in YTD-2024, which related to cash invested in the Peak Gold JV to fund Contango’s share of Manh Choh development costs in 2024. Cash provided by financing activities were $26.9 M for YTD-2025, which primarily related to cash proceeds from an equity offering offset by principal repayments of $29.0 M on its credit facility. This compares to cash inflows of $41.9 M in YTD-2024, primarily related to debt drawdowns of $30.0 M on its credit facility and an equity raise of $15.5 M. The Company’s unrestricted cash position as of September 30, 2025 was $107.0 M compared to $20.1 M as of December 31, 2024.

During Q3-2025 and subsequent to period end, the Company has the following updates:

Manh Choh Mine:

Production results:

Contango's Share (30% basis)	Q3-2025	YTD-2025
Gold ounces produced	17,057	52,020
Gold ounces sold	16,669	51,575	oz
Silver ounces sold	16,969	45,212	oz
Total gold sales	$60,792,664	170,176,769
Total silver sales	$703,085	1,647,050
Remaining hedge balance, excluding Carry Trade	62,900	62,900	oz
Gold delivered into Carry Trade[2] hedge contracts[2]	13,600	13,600	oz
Remaining hedge balance, including Carry Trade[2]	49,300	49,300	oz
Average realized spot gold price	$3,647	3,300	per oz sold
Cash distributions received from Peak Gold JV	$33,000,000	87,000,000

Cash costs on By-Product Basis, per Ounce Sold[3]	$1,402	1,384	per oz sold

AISC on By-Product Basis, per Ounce Sold[3]	$1,597	1,505	per oz sold
2025 Guidance (30% Basis)
2025 gold production guidance		60,000	oz

o
During Q3-2025 the Peak Gold JV, operated by a subsidiary of Kinross Gold Corporation, (on a 100% basis) processed 287,000 tons of ore with an average grade of 0.214 ounces (“oz”) per ton and containing approximately 61,400 oz of gold. Gold recovery averaged 92.5%, resulting in approximately 56,800 oz of recovered gold, of which Contango’s 30% share amounted to approximately 17,000 oz of gold.

o
During Q3-2025 16,669 ounces of gold were sold during the period.

o
For Q3-2025, cash costs on a by-product basis were $1,402 per ounce sold, and AISC on a by-product basis, were $1,597 per ounce sold. The increase in AISC in Q3-2025 compared to prior quarters is primarily a result of sustaining capital expenditures on the planned tractor (truck) replacements and the on-going exploration drilling program at Manh Choh.

o
During Q3-2025, the Peak Gold JV paid cash distributions to the Company in the amount of $33 M.

Lucky Shot Project:

o
A drill rig is currently being mobilized to the Lucky Shot mine site with the first phase of a 15,000-meter underground in-fill drilling program getting underway soon. We expect assay results to start being reported in the first quarter of 2026. This work, along with detailed engineering, hydrology and geotechnical work will form the basis for a feasibility level mine and transportation plan for Lucky Shot,

2 The Carry Trade represents 13,600 ounces of gold that were sold at spot price during Q3-2025 and simultaneously locked in with a forward price to settle on the hedge contract that matures on October 31, 2025. The Carry Trade was settled on October 31, 2025 with a net payment of $22.4 million from Contango in exchange for the reduction of 13,600 ounces of gold under the hedge agreement.

3 See non-GAAP measures in Item 2 of the Company’s 10Q for the quarter September 30, 2025.

which are targeting to produce 30,000 to 40,000 ounces of gold per year using our Direct Shipping Ore (DSO) approach. We expect to complete the feasibility study in 12 to 18 months and make a production decision in 2027.

Johnson Tract Project:

o
During Q3-2025, the Company continued with ongoing work to permit the underground exploration drift along with baseline environmental and engineering work to support permitting a road and barge landing facility within the Transportation and Port Easements granted to Cook Inlet Regional Inc. (CIRI) the underlying landowner. Field crews started work in July 2025 and finalized the field program in mid-October.

Repayments of Debt, Reduction of Hedge Contracts and Financing:

o
The Company’s unrestricted cash position as of September 30, 2025 was $107 M.

o
Credit Facility:
▪
During Q3-2025, Contango repaid $7.0 M on the Facility, reducing the outstanding principal balance to $23.1 M.

▪
Subsequent to period end, on October 2, 2025, Contango repaid $8.5 M on the Facility, further reducing the outstanding principal balance to $14.6 M.

o
During Q3-2025, the Company sold all gold at spot price and simultaneously locked in a forward price with its lenders on 13,600 ounces of gold related to the October 31, 2025 hedge maturity date (referred to as a “Carry Trade”). The Carry Trade was settled on October 31, 2025 with a net payment of $22.4 M from Contango in exchange for the reduction of 13,600 ounces of gold under the hedge agreement. As of October 31, 2025, the hedge agreement balance was 49,300 ounces.

o
The Company raised gross proceeds of $50 M by issuing 1,975,000 shares of common stock and pre-funded warrants to purchase up to 525,000 shares of common stock at a public offering price of $20.00 per share and $19.99 per pre-funded warrant.

Adjusted Net Income (Non-GAAP)

•
Management uses Adjusted net income to evaluate the Company’s operating performance, and to plan and forecast its operations. The Company believes the use of Adjusted net income reflects the underlying operating performance of our core mining business and allows investors and analysts to compare results of the Company to similar results of other mining companies. Management’s determination of the components of Adjusted net income is evaluated periodically and is based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net loss (GAAP) is reconciled to Adjusted net income (Non-GAAP) adjusted for loss on derivative contracts in the following table:

	Three Months Ended September 30,	Three Months Ended September 30,	Nine Months Ended September 30,	Nine Months Ended September 30,
	2025	2024	2025	2024
Net loss	(5,392,948)	(9,712,416)	(12,016,408)	(48,755,408)
Loss on derivative contracts	30,335,871	28,844,179	83,656,330	57,023,000
Adjusted net income	$24,942,923	$19,131,763	$71,639,922	$8,267,592

CONFERENCE CALL AND WEBCAST

Contango will host a conference call and webcast to discuss the second quarter results on Friday, November 14, 2025, at 11:30am EST / 8:30am PST. Participants may join the webcast using the following call-in details: https://6ix.com/event/contango-ore-q3-update.

ABOUT CONTANGO

Contango is a NYSE American listed company that engages in exploration for gold and associated minerals in Alaska. Contango holds a 30% interest in the Peak Gold JV, which leases approximately 675,000 acres of land for exploration and development on the Manh Choh project, with the remaining 70% owned by KG Mining (Alaska), Inc., an indirect subsidiary of Kinross Gold Corporation, operator of the Peak Gold JV. The Company and its subsidiaries also have (i) a lease on the Johnson Tract project from the underlying owner, CIRI, (ii) a lease on the Lucky Shot project from the underlying owner, Alaska Hardrock Inc., (iii) 100% ownership of approximately 8,600 acres of peripheral State of Alaska mining claims, and (iv) a 100% interest in approximately 145,000 acres of State of Alaska mining claims that give Contango the exclusive right to explore and develop minerals on these lands. Additional information can be found on our web page at www.contangoore.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements regarding Contango that are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995, based on Contango’s current expectations and includes statements regarding future results of operations, quality and nature of the asset base, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance (often, but not always, using words such as “expects”, “projects”, “anticipates”, “plans”, “estimates”, “potential”, “possible”, “probable”, or “intends”, or stating that certain actions, events or results “may”, “will”, “should”, or “could” be taken, occur or be achieved). Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those reflected in the statements. These risks include, but are not limited to: the risks of the exploration and the mining industry (for example, operational risks in exploring for and developing mineral reserves; risks and uncertainties involving geology; the speculative nature of the mining industry; the uncertainty of estimates and projections relating to future production, costs and expenses; the volatility of natural resources prices, including prices of gold and associated minerals; the existence and extent of commercially exploitable minerals in properties acquired by Contango or the Peak Gold JV; ability to realize the anticipated benefits of the Peak Gold JV; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; the interpretation of exploration results and the estimation of mineral resources; the loss of key employees or consultants; health, safety and environmental risks and risks related to weather and other natural disasters); uncertainties as to the availability and cost of financing; Contango’s inability to retain or maintain its relative ownership interest in the Peak Gold JV; inability to realize expected value from acquisitions; inability of our management team to execute its plans to meet its goals; the extent of disruptions caused by an outbreak of disease, such as the COVID-19 pandemic; and the possibility that government policies may change, political developments may occur or governmental approvals may be delayed or withheld, including as a result of presidential and congressional elections in the U.S. or the inability to obtain mining permits. Additional information on these and other factors which could affect Contango’s exploration program or financial results are included in Contango’s other reports on file with the U.S. Securities and Exchange Commission. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Contango does not assume any obligation to update forward-looking statements should circumstances or management’s estimates or opinions change.

CONTACTS:

Contango ORE, Inc.
Rick Van Nieuwenhuyse

(907) 888-4273

www.contangoore.com